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                                                                 Exhibit  11

                   SECURITY FIRST CORP.
                COMPUTATION OF EARNINGS PER SHARE

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                                                   Three months ended                       Nine months ended
                                                       December 31,                             December 31,
                                                  1996              1995                  1996                 1995
                                           ----------------------------------    ---------------------------------------
PRIMARY:
  Earnings:
    Net Income applicable
      to primary shares                       $2,040,000         $1,692,000            $4,260,000           $4,949,000
                                              ==============================           ================================
  Shares:
    Weighted average number
      of common shares
      outstanding                              4,972,229          4,789,146             4,946,922            4,771,786
    Shares issuable from
      assumed exercise of
      stock options                               85,510            145,970                89,053              149,148
                                              ------------------------------           --------------------------------

    Total primary shares                       5,057,739          4,935,116             5,035,975            4,920,934
                                              ==============================           ================================

  Primary earnings per share                       $0.40              $0.34                 $0.85                $1.01
                                              ==============================           ================================

FULLY DILUTED:
  Earnings:
    Net income                                $2,040,000         $1,692,000            $4,260,000           $4,949,000
    Adjustment for interest
      expense on convertible
      subordinated debentures
      net of tax                                  98,000             98,000               293,000              293,000
                                              ------------------------------           --------------------------------

    Net income applicable to
      fully diluted shares                    $2,138,000         $1,790,000            $4,553,000           $5,242,000
                                              ==============================           ================================


  Shares:
    Weighted average number
      of common shares
      outstanding                              4,972,229          4,789,146             4,946,922            4,771,786
    Shares issuable from
      assumed exercise of
      stock options                              103,279            145,970               123,207              154,933
    Shares issuable from
      assumed conversion of
      convertible subordinated
      debentures                                 749,946            751,230               750,374              752,923
                                              ------------------------------           --------------------------------

    Total fully diluted shares                 5,825,454          5,686,346             5,820,503            5,679,642
                                              ==============================           ================================

  Fully diluted earnings
    per share                                      $0.37              $0.31                 $0.78                $0.92
                                              ==============================           ================================

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